Exhibit 5.1

BROWNSTEIN HYATT & FARBER, P.C.
410 Seventeenth Street, 22nd Floor
Denver, Colorado 80202

December 30, 2002

Champps Entertainment, Inc.
10375 Park Meadows Drive, Suite 560
Englewood, Colorado 80214

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) filed today with the Securities and Exchange Commission by Champps Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 1,883,795 shares (the “Shares”) of the Company’s Common Stock, par value $.01 per share to be issued upon conversion of the Company’s 5.5% Convertible Subordinated Notes due 2007 (the “Notes”) and exercise of of the Company’s Warrants to purchase Common Stock issued on December 16, 2002 (the “Warrants”).

In connection with this opinion, we have examined such documents, certificates, instruments and other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

Based upon the foregoing, it is our opinion that all of the Shares have been duly authorized, and when issued and delivered in accordance with the terms of the Notes or the Warrants, as the case may be, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

BROWNSTEIN HYATT & FARBER, P.C.